EXHIBIT 5.1
April 24, 2009
Reliance Bancshares, Inc.
10401 Clayton Road
Frontenac, Missouri 63131

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     In our capacity as counsel for Reliance Bancshares, Inc., a Missouri corporation (the “Company”), we have examined the Registration Statement on Form S-8 (the “Registration Statement”) in the form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, on or about April 24, 2009 relating to the following shares of the Company’s common stock, par value $0.25 per share (the “Shares”), available for issuance pursuant to the Company’s following plans (the “Plans”):

Plan	Number of Shares Registered
1999 Incentive Stock Option Plan	156,000
2001 Incentive Stock Option Plan	450,000
2001 Non-Qualified Stock Option Plan	144,000
2003 Incentive Stock Option Plan	528,500
2003 Non-Qualified Stock Option Plan	152,000
2004 Non-Qualified Stock Option Plan	176,000
2005 Incentive Stock Option Plan	755,400
2005 Non-Qualified Stock Option Plan	100,000
2005 Employee Stock Purchase Plan	226,024
2007 Non-Qualified Stock Option Plan	200,000
     In this connection, we have examined the Restated Articles of Incorporation and the Bylaws of the Company, each as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.
     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.
     Upon the basis of the foregoing, we are of the opinion that: (i) the Shares that may be issued in accordance with the

Plans are duly and validly authorized, and (ii) when the Shares are issued, sold and paid for in accordance with the Plans, they will be duly and validly issued, fully paid and non-assessable. This opinion is limited to matters governed by The General and Business Corporation Law of Missouri.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Armstrong Teasdale LLP